EXHIBIT (8)(M)
                       FOREIGN CUSTODIAN MONITORING AGREEMENT


     AGREEMENT made as of June 13, 1997 between Portico Funds, Inc., a Wisconsin corporation ("Portico") and Firstar Investment Research and Management Company ("FIRMCO").

     WHEREAS, Portico is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, Portico has retained FIRMCO to furnish investment advisory and other services;

     WHEREAS, the Board of Directors of Portico wishes to delegate to FIRMCO the responsibility of monitoring Portico's foreign custody arrangements as provided in Rule 17f-5 under the 1940 Act, and FIRMCO is willing to undertake such responsibility;

     WHEREAS, the Board of Directors of Portico has determined that it is reasonable to rely on FIRMCO to perform the responsibilities delegated to it under this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

     1. Portico hereby delegates to FIRMCO the responsibility of monitoring foreign custody arrangements for Portico's existing and future investment portfolios in accordance with Rule 17f-5 under the 1940 Act, and FIRMCO accepts such delegation and agrees to furnish the services set forth herein.

     2. With respect to each foreign custodian that holds assets of any investment portfolio of Portico, FIRMCO shall:

          (a) determine that Portico's assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with such foreign custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation:

               (i) the foreign custodian's practices, procedures and internal controls, including but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records and the security and data protection practices;

               (ii) whether the foreign custodian has the requisite financial strength to provide reasonable care for the Portico's assets;

               (iii) the foreign custodian's general reputation and standing and, in the case of a foreign securities depository, the depository's operating history and number of participants; and

               (iv) whether Portico will have jurisdiction over and be able to enforce judgments against the foreign custodian, such as by virtue of the existence of any offices of the foreign custodian in the United States or the foreign custodian's consent to service of process in the United States.

          (b) determine that the written contract with such foreign custodian governing the foreign custody arrangements (or, in the case of a foreign securities depository, that a written contract, the rules or established practices or procedures of the depository or any combination of the foregoing) will provide reasonable care for Portico's assets based on the standards specified in paragraph 2(a) above, and that such contract includes provisions that at least provide the following; provided, however, that such contract may contain, in lieu of any or all of the provisions specified in (b)(i) through (b)(v), such other provisions that FIRMCO determines will provide, in their entirety, the same or a greater level of care and protection for Portico's assets as those provided in (b)(i) through
          (b)(v) in their entirety:

               (i) for indemnification or insurance arrangements (or any combination of the foregoing) such that Portico will be adequately protected against the risk of loss of assets held in accordance with such contract;

               (ii) that Portico's assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the custodian arising under bankruptcy, insolvency, or similar laws;

               (iii) that beneficial ownership for Portico's assets will be freely transferable without the payment of money or value other than for safe custody or administration;

               (iv) that adequate records will be maintained identifying the assets as belonging to Portico or as being held by a third party for the benefit of Portico and that Portico's independent public accountants will be given access to those records or confirmation of the contents of those records; and

               (v) that Portico will receive periodic reports with respect to the safekeeping of Portico's assets, including, but not limited to, notification of any transfer to or from Portico's account or a third party account containing assets held for the benefit of Portico.

          (c) establish a system to monitor the appropriateness of maintaining Portico's assets with such foreign custodian and the contract governing Portico's foreign custody arrangements;

          (d) provide to Portico's Board of Directors, at least annually, written reports notifying the Board of the placement of Portico's assets with a particular foreign custodian and quarterly, of any material change in Portico's foreign custodian arrangements; and

          (e) withdraw Portico's assets from any foreign custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirement of Rule 17f-5.

     3. In providing the services set forth above, FIRMCO agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Portico Funds' assets would exercise.


          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written

                              PORTICO FUNDS, INC.


                              By /s/ James M. Wade
                                 -----------------------
                                 (Authorized Officer)



                              FIRSTAR INVESTMENT RESEARCH AND
                                MANAGEMENT COMPANY


                              By /s/ Laura Rauman
                                 -----------------------
                                 (Authorized Officer)